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                                                                    EXHIBIT 10.8

                    CORPORATE OFFICER EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT is made between THE PATHWAYS GROUP, INC., as Employer, and MARK SCHUUR ("Schuur," or the "Executive"), as an officer of THE PATHWAYS GROUP, INC., a corporation organized under the laws of the State of Washington ("Pathways" or the "Corporation"), effective November 1, 1996. The terms and conditions of this Agreement are stated below.

I.       EMPLOYMENT PROVISION.

         1. Employment Positions, Responsibility, Duties and Authority. This Corporate Officer Employment Agreement is made and entered into between PATHWAYS and MARK SCHUUR, its Chief Financial Officer. The Corporation and Schuur each agree that the Corporation shall employ Schuur as the Chief Financial Officer of the Corporation at its corporate headquarters in Woodinville, Washington, and Schuur shall perform the responsibilities and duties of, and shall have the full authority of the officer position of Chief Financial Officer of the Corporation for the term stated in Section II. of this Agreement, unless sooner terminated pursuant to the provisions of Section VIII. of this Agreement.

         2. Responsibilities, Duties and Authority of Schuur. Schuur shall have the full responsibilities and duties and authority of the Chief Financial Officer of the Corporation as provided in the Bylaws of the Corporation, as approved at a meeting of the Board of Directors of the Corporation on October 26, 1996, and the applicable Washington State Corporation statutes pertaining, to business corporations.

II.      TERM OF THIS AGREEMENT.

         This Agreement shall have a term of three (3) years beginning November 1, 1996, and shall end October 31, 1999, unless sooner terminated pursuant to the provisions of Section VIII. of this Agreement.

III.     LIMITATION ON OUTSIDE ACTIVITIES.

         Schuur shall devote his full employment energies and abilities to performance of his responsibilities and duties described in Section
         1.2. of this Agreement and shall not, without the consent of the Corporation based on a resolution of the Board of Directors of the Corporation perform service of any kind for compensation for the benefit of other corporations, except as described below, or except those corporations which are related to, or are a part of or become a part of the Pathways family of companies. It is understood and agreed to that Pathways consents to allow Schuur to continue as a board member of Pizza Blends Inc. and shall continue


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         his duties as long as it does not interfere with his duties at
         Pathways, or until Pathways notifies Schuur that Pathways no longer consents to Schuur's outside board duties.

IV.      COMPENSATION.

         1. Basic Salary. As consideration for all services to be rendered by Schuur to Pathways, Schuur shall be paid $100,000 per year, subject to annual merit increase to be determined by the Chief Executive Officer and/or Board of Directors, but in no case to be lower than a percentage amount equal to the most recent annual increase, if any, in the consumer price index, as published in the Wall Street Journal.

                  Schuur shall also be paid an annual discretionary bonus as determined by the Chief Executive Officer and/or Board of Directors if such a bonus is paid to any other Pathways executive.

         2.       Payment of Salary.

                  A.       Salary. The annual salary provided for in Section
                           IV.1. shall be due and payable in installments by the Corporation semi-monthly on the fifteenth (15th) day and the first business day after the last day of each month, which shall be established by this Agreement as the regular payday, unless such day is a weekend or holiday, in which event, the salary shall be due and payable on the next business day after the regular payday.

                  B.       Accruals of Unpaid Salary.

                           (1) Salaries. Any salary payments and bonus payments not paid by the Corporation when due shall accrue as a corporate debt payable to Schuur, and shall be paid as soon as possible by the Corporation and in any event, accrued salary shall be paid to the fullest extent possible whenever a payroll is disbursed to other employees of Pathways.

                           (2)      Deductions from Compensation. The
                                    Corporation shall have the right and
                                    responsibility to deduct all federal, state and local government taxes and other charges as are now in effect, if any, or which may hereafter be enacted or required by applicable government laws and regulations, if any, required as deductions from compensation of Schuur as an employee.

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         3.       Stock Options; Vesting; Forfeiture; Acceleration.

                  In consideration of Schuur entering into this agreement, the Corporation agrees to issue options to purchase 20,000 shares of common stock. The options will have an exercise price of $1.00 per share and will vest equally over three (3) years. The options will be issued under a stockholders plan intended to be qualified pursuant to Section 422 of the Internal Revenue Code of 1986 and the regulations related thereto. The plan will expire November 1, 2001. Unexercised options awarded to Schuur hereunder shall be subject to (i) forfeiture in the event of termination for cause pursuant to Section VIII.1. of this Agreement, and (ii) acceleration of vesting in the event of termination of this Agreement other than pursuant to
                  Section VIII.1. hereof.

V.       EMPLOYMENT BENEFITS IN ADDITION TO CASH COMPENSATION.

         1.       Participation in Existing Company Benefit Programs.

                  A. Medical and Health Care Benefit Program. Schuur, as an employee, shall be entitled to receive and shall receive all medical and health care benefits provided by Employer to its employees, or as agreed to by Schuur and Pathways. Such benefits shall be paid for by the Employer for Schuur and for Schuur's dependents, if any, on the terms and provisions provided in the medical and health care benefit plan; however, if for any reason Schuur cannot qualify for the current medical and health care benefits, the Schuur shall be entitled to obtain medical and health care benefits coverage from whatever source is available and the Employer shall pay the premium charges for that coverage as an executive employee benefit for Schuur.

                  B. Vacation and Holiday Benefits. Schuur shall be entitled to have a paid vacation for twenty-one (21) days each calendar year; plus all paid holidays observed by the Corporation. Schuur shall use reasonable care in scheduling the vacation time so as to not interfere unreasonably with Employer's business, and Schuur's performance of his responsibilities and duties. Notwithstanding the aforementioned provision, Schuur may, during any annual period and with the prior approval of the Corporation utilize forty (40) hours during normal business hours in order to pursue continuing, professional education. The cost of continuing professional education courses is to be covered by Pathways.

         2. Participation in Other Employment Benefits. Schuur shall be entitled to receive all other benefits and conditions of employment which may become available to all other executives of the Corporation, including by way of illustration, but not limited to, any life insurance benefits, any disability


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                  income continuation and any profit sharing and any retirement income plans of any kind, whether qualified or non-qualified, whether pre-funded or not, if any are established after the inception date of this Agreement, and before it expires pursuant to Section II. or sooner terminated pursuant to
                  Section VIII. of this Agreement.

VI.      EXPENSE REIMBURSEMENT.

         Expense Reimbursement Generally. Schuur will be reimbursed in accordance with the Employees' company policies for traveling, entertainment and any other expenses reasonably incurred and related to the performance of Schuur's duties and responsibilities on behalf of Employer.

VII.     DISABILITY COMPENSATION.

         1. If Schuur becomes disabled at any time, and for any number of times, due to any cause so that he is physically unable to perform his ordinary duties and responsibilities of the Chief Financial Officer, pursuant to this Agreement, then Schuur shall be entitled to receive, in lieu of salary, an amount equal to his salary, payable at the same time and in the same manner as Schuur's salary is paid provided however, that this benefit shall be limited to not more than a total of twelve
                  (12) months during the term of the Agreement.

         2.       Schuur's entitlement to disability income pursuant to this
                  Section VII. shall begin and end as determined by a certificate issued by a qualified M.D. or D.O. licensed by the State of Washington to practice in this state. The certificate shall state in substance that Mark Schuur was determined to be disabled and unable to perform the ordinary and usual duties of Chief Financial Officer of Pathways beginning with [date] and Schuur's disability continues as of this [date] . Such a certificate shall be submitted every three (3) months beginning with the date of disability and continuing thereafter until Schuur's disability ends and he is able to return to work full time or his disability compensation benefit has been fully used, which ever occurs first.

VIII.    TERMINATION OF EMPLOYMENT.

         1.       Termination by the Corporation.

                  (a) Subject to clause (b) below, this Agreement may be terminated by the Corporation in the event:

                           (i) the Executive has been convicted of a felony in the jurisdiction involved; or


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                           (ii)     the Executive willfully breaches a
                                    substantial provision of this Agreement;

                           (iii) any gross negligence or intentional fraud on the part of the Executive (which shall exclude acts of employees or agents not within the scope of their employment or agency and not in response to, or subject to supervision by, the Executive) that materially adversely affects the business of the Corporation;

                           (iv) any act by the Executive involving any material and impermissible conflict of interest or self dealing; or

                           (v) willful and continued failure by the Executive to perform in accordance with the direction of the Corporation's Board (provided such direction is not unlawful).

                  (b) In the event of a termination pursuant to subparagraph VIII.1(a) above, the Corporation shall deliver to the Executive a notice setting forth a reasonably detailed description of the breached provision or unauthorized conduct constituting the basis for termination, and this Agreement shall not terminate unless the Executive fails to cure same within 20 working days after receipt of notice. In the event of a termination pursuant to subparagraph VIII.1.(a)(i), (iii), (iv), or (v) above, the Corporation shall deliver to the Executive a notice stating which of the ground(s) it alleges for termination of this Agreement, together with a reasonably detailed description of such ground(s).

         2. The Corporation may, at its discretion, terminate the Executive's employment hereunder without cause. In such event, options granted pursuant to Section IV.3. hereof shall be deemed immediately and fully vested upon notice of termination without cause. The Executive will continue to receive compensation under Section IV. for up to six (6) months or until such time as Executive secures employment elsewhere, whichever occurs first. While Executive is receiving compensation under Section IV., he may be called upon by the Corporation to render services.

         3. Terms and Provisions of Termination of Schuur's Employment. Regardless of the reasons or purpose of the termination of Schuur's Employment, the Corporation shall not and may not terminate Schuur's employment as Chief Financial Officer unless and until the Corporation has fully arranged for an commenced performance of the following:

                  A. Payment by the Corporation of all sums then due and owing, if any, as compensation, pursuant to Section
                           IV. Compensation, and/or Section VII. Disability Compensation of this Employment Acreement.


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                  B.       Payment by the Corporation of all sums then due and
                           owing, if any, pursuant to Section VI. Expense Reimbursement of the Employment Agreement.

         4. Effective Date of Schuur's Employment Termination. The effective date of Schuur's employment termination pursuant to this Agreement shall be as determined by the Corporation.

IX.      PROPERTY RIGHTS.

         1. Intellectual Property Rights. All rights, title and interest of every kind and nature whatsoever, in and to any intellectual property, including any inventions, patents, trademarks, copyrights, films, scripts, ideas, creations and properties invented, created, written, developed, furnished, produced or disclosed by Schuur in the course of rendering his services to the Corporation under this Aorreement shall, as between the parties hereto, be and remain the sole and exclusive property of the Corporation for any and all purposes and uses whatsoever, and Schuur shall have no right, title or interest of any kind or nature therein or thereto, or in and to any results and proceeds therefrom.

         2. Return of all of the Corporation's Property. Upon termination of this Agreement, regardless of how termination may be effected or whenever requested by the Corporation, Schuur shall immediately turn over to the Corporation all of the Corporation's property, including all items used by Schuur in rendering services hereunder or otherwise, that may be in Schuur's possession or under his control.

X.       CONFIDENTIALITY AND NON-DISCLOSURE OF INFORMATION.

         1. During Employment. The Executive agrees that during the entire term of his employment as an employee of this Corporation, he will not disclose to any other person, partnership, company or corporation any confidential information about this Corporation or its related corporations, or the business activities or interests of this Corporation or its related corporations, including, but not limited to, the following, which is agreed as between the parties to be confidential information: customer data, customer lists, sales figures, sales projections, estimates of any kind, sales proposals, price lists, accounting procedures, any and all accounting records, any technology and applications of technology developed by the Corporation before or during his employment, EXCEPT such disclosure as is for the benefit of or for the furthering the intent of the Corporation, or is expressly disclosed as part of the performance of his duties and responsibilities as Chief Financial Officer of the Corporation.


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         2.       Surrender of All Confidential Information on Termination of
                  Employment. The Executive agrees at the time his employment with the Corporation terminates, to tun over to the Corporation any and all confidential information which may be in possession, including any and all copies thereof.

         3. Following Termination of Employment. The Executive agrees that following the termination of his employment with the Corporation, he will not disclose any confidential information, as described in Section X.1. above, which he obtained about the Corporation of its related corporations to any other person, partnership, company or corporation at any time or for any purpose.

         4. Injunctive Protection of Confidential Information. The parties recognize and agree that if Schuur were to make any unauthorized disclosure of any confidential information of the kind described in Section X.1. above, whether during employment or following termination of employment, whether directly or indirectly, and whether voluntarily or under compulsion by subpoena or other legal process, that the disclosure would cause irreparable harm to the Corporation and or its related corporations. Therefore, Schuur and the Corporation agree that if the Corporation believes in good faith that Schuur may be making an unauthorized disclosure or about to make an unauthorized disclosure of confidential information as described in Section X.1. above, whether during his employment or after termination of his employment, and whether voluntarily or involuntarily, then the Corporation shall be entitled to obtain a temporary restraining order without delay, and proceed to obtain a preliminary injunction and permanent injunction to prevent such unauthorized disclosure.

XI.      NON-COMPETITION AFTER TERMINATION OF EMPLOYMENT.

         1. Non-Competition Period -- Duration and Geographic Scope. Schuur and the Corporation recognize and acknowledge that in his employment as Chief Financial Officer, he will become familiar with all of the Corporation's technology, intellectual property, intellectual property under development, products and all of the geographic areas throughout the world in which the Corporation already has made marketing, efforts and sales of products and services, and he will become knowledgeable about present and future marketing proposals and plans for those products and services. Schuur agrees, as part of the consideration for this Employment Agreement, that Schuur will not engage directly or indirectly in the business of manufacture or sale of any products or services which compete with the products or services provided by the Corporation or its related corporations for a period of two (2) years. The parties agree that the phrase "engage directly or indirectly in the business of manufacture or sale of any products or services which compete with the products or services provided by the Corporation or its related corporations" shall include any situation or circumstance in which Schuur shall be owner, partner, officer, director or shareholder of a


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                  corporation, or agent or employee or consultant of any
                  business entity engaged or about to become engaged in competition with the Corporation.

         2. Injunctive Relief from Competition by Schuur. The parties agree that if Schuur were to violate the provisions of Section
                  XI.1. above, the use by Schuur of the information he learned while employed by the Corporation could enable him to engage in basically unfair competition with the Corporation and its related corporations, and that such competition in violation of Section XI.1. above, probably would cause irreparable harm to the marketing and sales success of the Corporation and its related corporations. Therefore, if Schuur violates Section
                  XI.1. above, the Corporation shall be entitled to obtain a temporary restraining order without delay, and proceed to obtain a preliminary injunction and permanent injunction against such violations by Schuur and any person, partnership, company or corporation through which or for which he acts, directly or indirectly, to violate Section XI.1. above.

XII.     NOTICES.

         1. How Sent or Delivered. Any notices sent by any party which is intended to give written notice required by this Employment Agreement shall be sent or delivered by sender to the intended recipient by one or more of the following methods:

                  A. By certified mail, return receipt requested, postage prepaid, to the last known address of the intended recipient; or

                  B.       By delivery personally to the intended recipient.

         2. Effective Date of Notice. If a written notice is sent or delivered by either of the above methods, then the effective date of the notice for purposes of considering it to have been received by the intended recipient shall be the earliest of the following:

                  A. If by certified mail, return receipt requested, which is delivered, then or on the date the recipient or anyone signing for the recipient, signed the return receipt;

                  B. If by certified mail, return receipt requested, which is not delivered, then on the date five (5) business days after the date the notice was sent.

                  C. If by personal delivery to the intended recipient, then on the date the written notice was delivered personally to the recipient.


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         3.       Proof of Delivery of Notice.

                  A. Certified Mail, Return Receipt Requested. If the written notice was sent by certified mail, return receipt requested, proof of sending may be shown by the U. S. Post Office receipt for the certified mail, return receipt requested and proof of delivery may be shown by the signed returned receipt and proof of attempted delivery sufficient for effective date of notice without delivery may be shown by the returned envelope with U. S. Post Office notations showing attempted delivery dates and notices to the intended recipient.

                  B. Personal Delivery. Personal delivery of a written notice may be shown by a signature of the intended recipient on a copy of the notice, together with the legend on the copy of the notice which will read, "Received," with the date received noted thereafter. Personal delivery may also be shown by a sworn statement of the person who delivered the notice, stated that the notice was delivered to the recipient or representative of recipient on the date of delivery, and attaching a copy of the notice, with reference in the sown statement to the attached copy of the notice.

XIII.    REMEDIES AVAILABLE IN EVENT OF BREACH OF AGREEMENT: VENUE.

         In the event that any party breaches this Employment Agreement, the other party shall have the right to pursue any remedies available to the party claiming breach, including, but not limited to damages, injunction relief and declaratory judgment, which may be available under the laws of the State of Washington. The parties agree that any claims shall be brought in the appropriate court(s) located in King County, Washington, which may have jurisdiction pursuant to Washington law.

XIV.     APPLICABLE LAW.

         This Employment Agreement shall be construed and interpreted and enforceable pursuant to the laws of the State of Washington.

XV.      ENTIRE AGREEMENT.

         This Employment Agreement states the entire agreement between the parties with respect to the employment of Schuur by the Corporation. This Agreement cannot be modified by any oral agreement or course of conduct by either or both parties and any attempt at such modification shall be null and void. This Agreement may be modified only by a written document signed by each party.

         Dated this ____ day of November, 1996.

         EMPLOYEE:


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                  /s/ Mark T. Schuur
                  -----------------------------------
                  MARK SCHUUR

         THE CORPORATION:

                  THE PATHWAYS GROUP, INC.

                  By       /s/ Carey F. Daly II
                           ---------------------------
                           Name:
                           Title: